Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DADE BEHRING HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	36-3989270
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1717 Deerfield Road

Deerfield, Illinois 60015

(847) 267-5300

(Address of Principal Executive Offices, Including Zip Code)

DADE BEHRING 2004 INCENTIVE COMPENSATION PLAN

(Full Title of the Plan)

Lance C. Balk

Senior Vice President and General Counsel

Dade Behring Holdings, Inc

1717 Deerfield Road

Deerfield, Illinois 60015

(847) 267-5344

(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount To Be	Offering Price	Aggregate	Amount of
Title of Securities To Be Registered	Registered (2)	Per Share	Offering Price	Registration Fee
Common Stock, $.01 par value per share including Preferred Stock Purchase Rights (1)	7,500,000 shares	$51.11(3)	$383,325,000.00(3)	$11,768.08

(1)             Rights to purchase preferred stock initially are attached to and traded with the Common Stock. The value attributable to such rights, if any, is reflected in the market price of the Common Stock.

(2)             In addition, this Registration Statement covers an undeterminable number of additional shares of Common Stock and Preferred Stock Purchase Rights as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)             Estimated solely for calculating the amount of the registration fee pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”). The offering price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the NASDAQ Global Select Market on May 10, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

 As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan as required by Rule 428(b)(1) under the Securities Act of 1933. Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE

Dade Behring Holdings, Inc. (the “Registrant”) incorporates herein by reference the following documents, as filed with the Commission:

(a)                                  The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006, filed on February 26, 2007, which contains audited financial statements for the most recent fiscal year for which such statements have been filed.

(b)                                 The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, filed on May 1, 2007.

(c)                                  The Registrant’s Current Reports on Form 8-K filed since December 31, 2006.

(d)                                 The description of the Registrant’s common stock (“Common Stock”) and preferred stock purchase rights which is contained in the Form 10/A dated November 22, 2002, including any subsequent amendment or any report filed for the purpose of updating such description.

Each document or report filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document or report incorporated into this Registration Statement by reference shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares of Common Stock offered hereby has been passed upon for the Registrant by Lance C. Balk, Senior Vice President and General Counsel of the Registrant. Mr. Balk is an officer and full-time employee of the Registrant and beneficially owns shares of Common Stock, holds shares of Common Stock subject to forfeiture restrictions and holds options to purchase additional shares of Common Stock.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify its current and former directors and officers against expenses, judgments, fines and amounts paid in connection with a legal proceeding. To be indemnified, the person must have acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interest of the corporation. With respect to any criminal action or proceeding, the person must not have had reasonable cause to believe the conduct was unlawful. Each indemnification must be authorized by a majority of the disinterested directors or by the stockholders. Unless a court determines that a person is fairly and reasonably entitled to indemnification, however, a person may not be indemnified with respect to any claim resulting in the person being adjudged liable to the corporation.

The DGCL requires a present or former director or officer of a corporation to be indemnified against certain expenses if the person has been successful, on the merits or otherwise, in defense of any proceeding brought against such person by virtue of the fact that such person is or was an officer or director of the corporation. In addition, the DGCL permits the advancement of expenses relating to the defense of any proceeding to directors and officers contingent upon the person’s commitment to repay advances for expenses against which such person is not ultimately entitled to be indemnified.

The DGCL provides that the indemnification provisions contained in the DGCL are not exclusive of any other right that a person seeking indemnification may have or later acquire under any provision of a corporation’s by-laws, by any agreement, by any vote of stockholders or disinterested directors or otherwise. Furthermore, the DGCL provides that a corporation may maintain insurance, at its expense, to protect its directors and officers against any expense, liability or loss, regardless of whether the corporation has the power to indemnify such persons under the DGCL.

The Registrant’s Fifth Amended and Restated Certificate of Incorporation provides that, to the extent permitted by the DGCL, the Registrant will indemnify its current and former directors and officers against all expenses actually and reasonably incurred by them as a result of their being threatened with or otherwise involved in any action, suit or proceeding by virtue of the fact that they are or were one of our officers or directors. However, the Registrant will not be required to indemnify an officer or director for an action, suit or proceeding commenced by that officer or director unless the Registrant authorized that director or officer to commence the action, suit or proceeding. The Fifth Amended and Restated Certificate of Incorporation also provides that the Registrant shall advance expenses incurred by any person the Registrant is obligated to indemnify, upon presentation of appropriate documentation.

Furthermore, the Fifth Amended and Restated Certificate of Incorporation provides that the Registrant may purchase and maintain insurance on behalf of our directors and officers against any liability, expense or loss, whether or not the Registrant would otherwise have the power to indemnify such person under our Fifth Amended and Restated Certificate of Incorporation or the DGCL.

Item 8. EXHIBITS

Exhibit No.	Description
4.1	Fifth Amended and Restated Certificate of Incorporation. Incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2005

4.2	Third Amended and Restated Bylaws*

4.3	Rights Agreement dated October 3, 2002 by and between Dade Behring Holdings, Inc. and Mellon Investor Services LLC, as Rights Agent*

4.4	Form of certificate of common stock*

4.5	Dade Behring 2004 Incentive Compensation Plan as amended and restated Effective May 3, 2007

5	Opinion of Lance C. Balk regarding legality of the Common Stock being registered

23.1	Consent of KPMG LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Lance C. Balk (included in Exhibit 5)

24	Powers of Attorney

*                    Incorporated by reference to Registration Statement on Form 10/A filed by Dade Behring Holdings, Inc. on November 22, 2002 (Registration No. 000-50010).

Item 9. UNDERTAKINGS*

*                    Paragraphs correspond to Item 512(a), (b) and (h) of Regulation S-K.

(a)           The Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The Registrant further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on May 11, 2007.

DADE BEHRING HOLDINGS, INC.

By:	/s/ James W.P. Reid-Anderson
James W.P. Reid-Anderson
Chairman of the Board, President
and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ James W. P. Reid Anderson	Chairman of the Board, President and	May 11, 2007
James W.P. Reid-Anderson	Chief Executive Officer

/s/ John M. Duffey	Chief Financial Officer	May 11, 2007
John M. Duffey	(Principal Financial Officer)

/s/ Joseph M. Busky	Vice President Finance	May 11, 2007
Joseph M. Busky	(Principal Accounting Officer)

Directors:

N. Leigh Anderson Ph.D, James G. Andress, Jeffrey D. Benjamin, Alan S. Cooper, Beverly A. Huss, Richard W. Roedel and Samuel K. Skinner

*By:	/s/ Lance C. Balk	As Attorney-in-Fact	Date: May 11, 2007

*                    Pursuant to authority granted by powers of attorney, copies of which are filed herewith.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Fifth Amended and Restated Certificate of Incorporation. Incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2005

4.2	Third Amended and Restated Bylaws*

4.3	Rights Agreement dated October 3, 2002 by and between Dade Behring Holdings, Inc. and Mellon Investor Services LLC, as Rights Agent*

4.4	Form of certificate of common stock*

4.5	Dade Behring 2004 Incentive Compensation Plan as amended and restated Effective May 3, 2007

5	Opinion of Lance C. Balk regarding the legality of the Common Stock being registered

23.1	Consent of KPMG LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Lance C. Balk (included in Exhibit 5)

24	Powers of Attorney

*                    Incorporated by reference to Registration Statement on Form 10/A filed by Dade Behring Holdings, Inc. on November 22, 2002 (Registration No. 000-50010).